                                 EXHIBIT (b)(3)


                                                   Draft / Strictly Confidential







                                 FALCON LIMITED

                                 Project Tornado

                              Discussion Materials



                                  July 25, 1997




                                 LEHMAN BROTHERS

TABLE OF CONTENTS                                                   DRAFT
==========================================================================


--------------------------------------------------------------------------
I.       INTRODUCTION

--------------------------------------------------------------------------
II.      VALUATION CONSIDERATIONS

--------------------------------------------------------------------------
III.     PRELIMINARY VALUATION OF ALMOND

--------------------------------------------------------------------------
IV.      PRICING CONSIDERATIONS

--------------------------------------------------------------------------
V.       RECOMMENDED STRATEGY

--------------------------------------------------------------------------
VI.      TRANSITION STRATEGY

--------------------------------------------------------------------------







LEHMAN BROTHERS

INTRODUCTION                                                            DRAFT
================================================================================


Lehman Brothers is delighted to be working with Falcon on a possible purchase of the remaining public stock of Almond (subject to Almond inviting Falcon to make a proposal).

The purpose of this presentation is to provide Falcon with our views on:

-        Preliminary valuation,

-        Pricing considerations, and

-        Proposed negotiating strategy.

These views are based on:

- Our review of material presented to us by Almond management on July 9 and 10,

-        Information contained in the Almond data room,

-        Due diligence memoranda from KPMG, as well as

         Background discussions with Morgan Stanley.

These views are subject to further revision as due diligence and discussions proceed.




LEHMAN BROTHERS                                                         1

DUE DILIGENCE ISSUES                                                       DRAFT
================================================================================

Lehman Brothers' due diligence efforts have been solely focused on reviewing Almond with regard to valuation and negotiating strategy rather than on a legal, accounting and business operations basis. Several important factors should be highlighted here:

- Almond's product, services and software operations are predominantly directed towards Almond's existing and traditional customer base and are therefore somewhat integrated.

- Financial accounting for these operations has a significant degree of allocation of shared costs (i.e. S,G&A) and overhead absorption assumptions.

- Falcon's payment for Almond's R&D services are critical to Almond's financial results.

- In recent years Almond has not performed at the levels it projected for those periods. Management believes its current financial plan is achievable, but acknowledges that the plan assumes several factors including:

         - Optimistic overall rate of growth in the product segment of the business,

         - Modestly aggressive additional margin improvements in the services segment of the business,

         - A rate for R&D payments for 1998 and 1999 from Falcon that is significantly higher than currently planned for 1997, and

         - Significant revenues and operating income ($14 million) from the Antares joint venture and the Smart Card Group, two businesses whose prospects management acknowledges are uncertain.





                                                                        2







LEHMAN BROTHERS

MANAGEMENT PERFORMANCE TO PLAN                                           DRAFT
================================================================================


In management presentations, Almond management relied on future plans and projections to justify current entity value. Historically, however, management's planning process has created financial projections which have not been achieved. Management acknowledged that Almond has underperformed its plans and has stated that the current long range plan ("LRP") may be a challenge to achieve. The below comparison of Almond's 1996 LRP and the 1997 LRP indicates management's revised outlook.


($ in millions, except per share data)

                                 JUNE 1996                    JULY 1997
                              LONG RANGE PLAN        LONG RANGE PLAN (BASE CASE)            VARIANCE
                       ---------------------------   ---------------------------   -------------------------
                        1996E     1997E     1998E     1996A     1997E     1998E     1996A     1997E   1998E
                       -------   -------   -------   -------   -------   -------   -------   ------   ------
PRODUCT SEGMENT
---------------
  Revenues              $1,101    $1,430    $1,560    $  992    $  929    $  914     (10%)    (35%)    (41%)
  EBIT                       -      $133      $146         -       $25        $9       -      (81%)    (94%)

SERVICES SEGMENT
----------------
  Revenues                $556      $775    $1,075      $581      $752      $952       5%      (3%)    (11%)
  EBIT                       -       $46       $86         -       $14       $77       -      (70%)    (10%)

SOFTWARE SEGMENT
----------------
  Revenues                 $83      $170      $251       $59      $120      $178     (29%)    (29%)    (29%)
  EBIT                       -       ($8)      $14         -      ($19)      $36       -        NM     157%

TOTAL ALMOND
------------
  Revenues              $1,740    $2,375    $2,886    $1,632    $1,801    $2,044      (6%)    (24%)    (29%)
  EBIT                       -      $171      $246         -       $20      $122        -     (88%)    (50%)



LEHMAN BROTHERS                                                                3

RESEARCH ANALYSTS SUMMARY                                                DRAFT
================================================================================

After recent meetings with Almond management, all of the equity research analysts that cover Almond have lowered their short-term earnings estimates for Almond, although many have expressed optimism about the Company's long-term prospects.

                         Date               1997E   1998E
      Firm              Revised    2Q '97    EPS     EPS       Recommendation
---------------------   --------   ------   -----   -----    -------------------
Salomon Brothers        07/07/97   $0.04    $0.15   $0.45           Hold
  Previous              04/30/97      NA     0.48    0.68

Smith Barney            07/02/97    0.00     0.23    1.10     Buy w/Speculation
  Previous              03/05/97    0.10     0.67      NA

DLJ Securities          07/02/97    0.06     0.45    0.90           Buy
  Previous              03/07/97      NA     0.50    0.80

Prudential Securities   06/13/97   (0.01)    0.05      NA       Hold/High Risk
  Previous              04/29/97    0.06     0.50      NA

Merrill Lynch           06/04/97    0.05     0.38    0.75           Buy
  Previous              05/01/97      NA     0.75      NA

Anderson & Strud        06/02/97      NA       NA    0.80            NA
  Previous                 --         NA       NA      NA

Buckingham Research     05/30/97    0.01     0.20    1.10           Neutral
  Previous              05/02/97    0.06     0.45    1.35

Cowen & Co.             04/30/97    0.03     0.25    0.52        Underperform
  Previous                 --         NA     0.55    0.70

--------------------------------------------------------
MEAN                              $0.03    $0.24   $0.80
PREVIOUS MEAN                     $0.07    $0.56   $0.88
--------------------------------------------------------


LEHMAN BROTHERS                                                               4

BASE CASE VERSUS SENSITIVITY CASE                                        DRAFT
================================================================================

As a result of management's weak historical performance to plan, Lehman Brothers has analyzed two financial projection scenarios in forming a preliminary view with respect to the value of Almond:

- An initial "Base Case" scenario using Almond management estimates, which we view as optimistic, and

- A second "Sensitivity Case" scenario in which we modified a number of key Almond management assumptions with estimates we judged more achievable.

($ in millions, except per share data)


                        1997E           1998E           1999E
                        -----           -----           -----
BASE CASE
---------
Revenues                $1,801          $2,044          $2,424
    % change              10.4%           13.5%           18.6%

EBIT                    $   20          $  122          $  209
    % margin               1.1%            6.0%            8.6%

EPS                     $ 0.14          $ 0.94          $ l.l9
    % change                                NM            26.5%


SENSITIVITY CASE
----------------

Revenues                $1,748          $1,918          $2,140
    % change               7.1%            9.7%           11.6%

EBIT                    $    6          $   82          $  106
    % margin                NM             4.3%            5.0%

EPS                     $ 0.02          $ 0.61          $ 0.82
    % change                                NM            33.4%






LEHMAN BROTHERS

SUMMARY SENSITIVITY CASE ASSUMPTIONS                                     DRAFT
================================================================================


THE MOST SIGNIFICANT DIFFERENCES BETWEEN THE BASE CASE AND SENSITIVITY CASE RELATE TO:

- Lower assumed growth rate with respect to Almond's traditional System/390-compatible product and service businesses,

-        Lower assumed margin improvements expected at DMR/Trecom, and

- Lower growth and profitability of the Software business and in particular, the business prospects of the Antares joint venture (with
         EDS) and the Smart Card Group.


OTHER IMPORTANT VALUATION CONSIDERATIONS THAT ARE NOT INCLUDED IN THE SENSITIVITY CASE INCLUDE:

- The cash flow effect of any negative outcome from Almond's ongoing tax audit by the United States Internal Revenue Service (Significant reserves exist to insulate the Company from potential INCOME STATEMENT effects, but a significant CASH OUTFLOW could occur),

-        Assumed level of future support to Almond by Falcon, and

- Any cash injections into subsidiaries that may be required in order to maintain statutory requirements in several of Almond's overseas operations.

























LEHMAN BROTHERS                                                                6

VARIANCE - BASE CASE VERSUS SENSITIVITY CASE                             DRAFT
================================================================================

An overview of the differences between the Base Case and Sensitivity Case projections is summarized below:

($ in millions, except per share data)

                                 Base Case                    Sensitivity Case                    Variance
                        ----------------------------     ----------------------------     -------------------------
                        1997E      1998E      1999E      1997E      1998E      1999E      1997E     1998E     1999E
                        ------     ------     ------     ------     ------     ------     -----     -----     -----
REVENUES
--------
  Product               $  929     $  914     $1,024     $  899     $  850     $  877      (3%)      (7%)     (14%)

  Services              $  752     $  952     $1,179     $  734     $  911     $1,088      (2%)      (4%)      (8%)

  Software              $  120     $  178     $  221     $  115     $  157     $  175      (4%)     (12%)     (21%)
                        ------     ------     ------     ------     ------     ------     -----     -----     -----
    Total Revenues      $1,801     $2,044     $2,424     $1,748     $1,918     $2,140      (3%)      (6%)     (12%)

EBIT
----
  Product               $   25     $    9     $   49     $   19     $    3     $   13     (26%)     (71%)     (74%)

  Services              $   14     $   77     $  108     $    9     $   64     $   79     (32%)     (17%)     (27%)

  Software              $  (19)    $   36     $   52     $  (22)    $   16     $   14      17%      (55%)     (72%)

                        ------     ------     ------     ------     ------     ------     -----     -----     -----
    Total EBIT          $   20     $  122     $  209     $    6     $   82     $  106     (71%)     (33%)     (49%)

Net Income              $   17     $  118     $  149     $    3     $   77     $  102     (84%)     (35%)     (31%)

EPS                     $ 0.14     $ 0.94     $ 1.19     $ 0.02     $ 0.61     $ 0.82     (84%)     (35%)     (31%)





LEHMAN BROTHERS                                                                7

PRELIMINARY VALUATION SUMMARY                                            DRAFT
================================================================================


On a preliminary basis, taking into account the factors previously highlighted and using both of the financial scenarios, we believe Almond could be worth $11.00 to $14.00 per share on an acquisition basis. This does not include the contingencies outlined on page 6.

($ in millions, except per share data)

                                                        EQUITY VALUE PER SHARE(a)
                                        ---------------------------------------------------------
                                              BASE CASE                     SENSITIVITY CASE
                                        -------------------------       -------------------------
        METHODOLOGY                        LOW            HIGH             LOW            HIGH
------------------------------------    ---------       ---------       ---------       ---------
Comparable Company Analysis              $9.50          $11.00           $8.00          $11.00
Discounted Cash Flow Analysis           $12.00          $15.00          $10.00          $12.00
P/E to Growth Analysis                  $10.00          $13.00            NM              NM
                                        ---------       ---------       ---------       ---------
  Estimated Trading Value:              $10.50          $13.00           $9.00          $11.50

Control Premium(c)                          20.0%           20.0%           20.0%           20.0%
                                        ---------       ---------       ---------       ---------
Estimated Control Value                 $12.50          $15.50          $11.00          $14.00
Premiums Paid Analysis(b)               $12.50          $14.50          $12.50          $14.50
Comparable Transaction Analysis(c)      $11.00          $13.00           $9.00          $11.00
                                        ---------       ---------       ---------       ---------
  ESTIMATED ACQUISITION VALUE           $12.00          $15.00          $11.00          $14.00
                                        =========       =========       =========       =========

_________________

(a) Estimated 132.886 mm shares outstanding, including all dilutive share equivalents. Estimated cash proceeds of $78.0 mm from the redemption of
    10.214 mm options has been added to the equity value.
(b) Based on a stock price of $10.250 per share and premiums of 20% to 40%.
(c) Estimated based upon comparable transaction analyses.

PURCHASE PRICE RATIO ANALYSIS                                            DRAFT
================================================================================

($ in millions, except per share data)


                                                                 Current
                                                                 Market
                                                                --------
Stock Price (7/22/97)                                           $ 10.250        $ 11.000        $ 12.000
  % Premium to Market                                                               7.3%           17.1%
  % Premium to 30-Day Moving Average ($9.72)                        5.5%           13.2%           23.5%
  % Premium to 60-Day Moving Average ($9.36)                        9.5%           17.5%           28.2%
  % Premium to 90-Day Moving Average ($9.30)                       10.2%           18.3%           29.1%

Total Shares (mm)                                                122.672         122.672         122.672

Equity Value:                                                   $1,257.4        $1,349.4        $1,472.1
Equity Value with Dilutive Equivalents (a):                     $1,362.1        $1,461.7        $1,594.6
Net Cash @ 12/31/97 (a):                                           258.6           258.6           258.6
                                                                --------        --------        --------
Transaction Value = FDEV - Net Cash:                            $1,103.5        $1,203.1        $1,336.0


TRANSACTION VALUE AS A MULTIPLE OF:         BASE CASE (b)
-----------------------------------         -------------
  FY 1998E Revenues                             $2,044.0            0.54x           0.59x           0.65x
  FY 1997E Revenues                             $1,801.0            0.61            0.67            0.74
  LTM Revenues                                  $1,670.1            0.66            0.72            0.80

  FY 1998E EBITDA                                 $214.2             5.2x            5.6x            6.2x
  FY 1997E EBITDA                                 $117.2             9.4            10.3            11.4

  FY 1998E EBIT                                   $122.0             9.0x            9.9x           11.0
  FY 1997E EBIT                                    $20.0            55.2            60.2            66.8

EQUITY VALUE AS A MULTIPLE OF:
------------------------------
  FY 1998E Net Income                             $117.8            11.6x           12.4x           13.5x
  FY 1997E Net Income                              $17.2            79.1            84.9            92.7

  Book Value (12/31/97)(d)                        $708.5            1.92x           2.06x           2.25x

===========================================================================================================

                                             SENSITIVITY
TRANSACTION VALUE AS A MULTIPLE OF:           CASE (c)
-----------------------------------         -------------
  FY 1998E Revenues                             $1,918.4            0.58x           0.63x           0.70x
  FY 1998E EBIT                                    $82.3            13.4x           14.6x           16.2x

EQUITY VALUE AS A MULTIPLE OF:
------------------------------
  FY 1998E Net Income                              $76.8            17.7x           19.0x           20.8x






Stock Price (7/22/97)                            $13.000         $14.000
  % Premium to Market                              26.8%           36.6%
  % Premium to 30-Day Moving Average ($9.72)       33.8%           44.1%
  % Premium to 60-Day Moving Average ($9.36)       38.9%           49.6%
  % Premium to 90-Day Moving Average ($9.30)       39.8%           50.6%

Total Shares (mm)                                122.672         122.672

Equity Value:                                   $1,594.7        $1,717.4
Equity Value with Dilutive Equivalents (a):     $1,727.5        $1,860.4          TANDEM        CONTROL DATA
Net Cash @ 12/31/97 (a):                           258.6           258.6        ACQUISITION     ACQUISITION
                                                --------        --------        -----------     ------------
Transaction Value = FDEV - Net Cash:            $1,468.9        $1,601.8


TRANSACTION VALUE AS A MULTIPLE OF:
-----------------------------------
  FY 1998E Revenues                                 0.72x           0.78x
  FY 1997E Revenues                                 0.82            0.89
  LTM Revenues                                      0.88            0.96           1.43x           0.59x

  FY 1998E EBITDA                                    6.9x            7.5x
  FY 1997E EBITDA                                   12.5            13.7

  FY 1998E EBIT                                     12.0x           13.1x
  FY 1997E EBIT                                     73.4            80.1

EQUITY VALUE AS A MULTIPLE OF:
------------------------------
  FY 1998E Net Income                               14.7x           15.8x
  FY 1997E Net Income                              100.4           108.1           19.7x           21.8x

  Book Value (12/31/97)(d)                          2.44x           2.63x          2.53x           1.36x

============================================================================================================


TRANSACTION VALUE AS A MULTIPLE OF:
-----------------------------------
  FY 1998E Revenues                                 0.77x           0.83x
  FY 1998E EBIT                                     17.8x           19.5x

EQUITY VALUE AS A MULTIPLE OF:
------------------------------
  FY 1998E Net Income                               22.5x           24.2x


(a) Including all dilutive equivalents. Estimated cash proceeds of $78.0 mm from the redemption of 10.214 mm options has been added to the equity value.

(b) Per Base Case as estimated by Almond management.

(c) Per sensitivity case, which includes modification to Base Case by Lehman Brothers.

(d) Includes option proceeds.


LEHMAN BROTHERS                                                               9

CONTRIBUTION ANALYSIS                                                    DRAFT
================================================================================

As indicated below, using the Base Case any acquiror of Almond would incur accretion up to $15.00 per share and dilution thereafter, before any synergies or contingencies. Under the Sensitivity Case, dilution occurs at $12.00 per share. This will serve to limit Almond's acquisition value.


($ in millions)

                                                                           Acquisition Price Per Share
                                                   ------------------------------------------------------------------------------
                                                    $11.00        $12.00        $13.00        $14.00        $15.00        $16.00
                                                   --------      --------      --------      --------      --------      --------

Equity Value (a)                                   $1,461.7      $1,594.6      $1,727.5      $1,860.4      $1,993.3      $2,126.2
Net Cash (Base Case) @ 12/31/97(b)                   (258.6)       (258.6)       (258.6)       (258.6)       (258.6)       (258.6)
                                                   --------      --------      --------      --------      --------      --------
    Acquisition Value                              $1,203.1      $1,336.0      $1,468.9      $1,601.8      $1,734.7      $1,867.5
                                                   ========      ========      ========      ========      ========      ========

BASE CASE - 1998 EARNINGS CONTRIBUTION
--------------------------------------

Book Value @ 12/31/97(c)                              708.5         708.5         708.5         708.5         708.5         708.5
Implied Goodwill                                      753.3         886.1       1,019.0       1,151.9       1,284.8       1,417.7
    1998 Net Income                                   117.8         117.8         117.8         117.8         117.8         117.8
    Interest Expense After Tax(d)                     (50.5)        (56.1)        (61.7)        (67.3)        (72.9)        (78.4)
    Goodwill Amortization                             (25.1)        (29.5)        (34.0)        (38.4)        (42.8)        (47.3)
                                                   --------      --------      --------      --------      --------      --------
        Net Contribution                           $   42.2      $   32.2      $   22.2      $   12.2      $    2.1      $   (7.9)
                                                   ========      ========      ========      ========      ========      ========


SENSITIVITY CASE - 1998 EARNINGS CONTRIBUTION
---------------------------------------------

Book Value @ 12/31/97(c)                           $  694.0      $  694.0      $  694.0      $  694.0      $  694.0      $  694.0
Implied Goodwill                                      767.8         900.7       1,033.5       1,166.4       1,299.3       1,432.2
    1998 Net Income                                    76.8          76.8          76.8          76.8          76.8          76.8
    Interest Expense After Tax(d)                     (50.5)        (56.1)        (61.7)        (67.3)        (72.9)        (78.4)
    Goodwill Amortization                             (25.6)        (30.0)        (34.5)        (38.9)        (43.3)        (47.7)
                                                   --------      --------      --------      --------      --------      --------
        Net Contribution                           $    0.7      $   (9.3)     $  (19.3)     $  (29.3)     $  (39.4)     $  (49.4)
                                                   ========      ========      ========      ========      ========      ========

-----------------

(a)  Includes 122.672 mm shares plus 10.214 mm shares from options.
(b) Includes estimated option proceeds of $78.0 mm, cash of $402.4 mm and debt of $221.8 mm.
(c)  Includes option proceeds.
(d)  Assumes borrowings at 7.0% with 40% tax rate.
(e)  Goodwill amortized over 30 years and not tax deductible.




LEHMAN BROTHERS

IRR ANALYSIS - BASE CASE                                                 DRAFT
================================================================================

Applying the Base Case to an internal rate of return methodology on a cash-on-cash basis implies returns in the range of 14% to 23% for purchase prices of $10.00 to $14.00 per share.



($ in millions, except per share data)

$10.00 OFFER PRICE                                                            Fiscal Years Ended December,
------------------                              -------------------------------------------------------------------------------
                                                      1998            1999            2000            2001            2002
                                                ---------------  --------------  --------------  --------------  --------------
Total Acquisition Cost               ($1,253.6)

Almond Free Cash Flow(a)                                96.2            140.2           131.2           144.9           157.4

Terminal Value @ 13.0x 2002P Net Income                                                                               2,498.3
                                     ------------------------------------------------------------------------------------------
  Total                              ($1,253.6)        $96.2           $140.2          $131.2          $144.9        $2,655.7
                                     ==========================================================================================
------------------------------------------------
INTERNAL RATE OF RETURN                    22.9%
------------------------------------------------

$12.00 OFFER PRICE                                                            Fiscal Years Ended December,
------------------                              -------------------------------------------------------------------------------
                                                      1998            1999            2000            2001            2002
                                                ---------------  --------------  --------------  --------------  --------------
Total Acquisition Cost               ($1,504.4)

Almond Free Cash Flow(a)                                96.2            140.2           131.2           144.9           157.4

Terminal Value @ 13.0x 2002P Net Income                                                                               2,498.3
                                     ------------------------------------------------------------------------------------------
  Total                              ($1,504.4)        $96.2           $140.2          $131.2          $144.9        $2,655.7
                                     ==========================================================================================
------------------------------------------------
INTERNAL RATE OF RETURN                    17.9%
------------------------------------------------

$14.00 OFFER PRICE                                                            Fiscal Years Ended December,
------------------                              -------------------------------------------------------------------------------
                                                      1998            1999            2000            2001            2002
                                                ---------------  --------------  --------------  --------------  --------------
Total Acquisition Cost               ($1,755.1)

Almond Free Cash Flow(a)                                96.2            140.2           131.2           144.9           157.4

Terminal Value @ 13.0x 2002P Net Income                                                                               2,498.3
                                     ------------------------------------------------------------------------------------------
  Total                              ($1,755.1)        $96.2           $140.2          $131.2          $144.9        $2,655.7
                                     ==========================================================================================
------------------------------------------------
INTERNAL RATE OF RETURN                    13.9%
------------------------------------------------


------------------------------
(a) Based on Base Case as estimated by Almond management through 1999 and projected by Lehman Brothers from 2000 - 2002.



LEHMAN BROTHERS                                                              11

IRR ANALYSIS - SENSITIVITY CASE                                          DRAFT
================================================================================

The sensitivity case internal rates of return are more modest:


($ in millions, except per share data)

$10.00 OFFER PRICE                                                             Fiscal Years Ended December,
------------------                                           ----------------------------------------------------------------------
                                                                1998           1999            2000            2001         2002
                                                             ----------      ---------      ----------      ---------     ---------
Total Acquisition Cost                           ($1,252.7)

Almond Free Cash Flow(a)                                         69.3           119.8           72.4            86.0          93.7
Terminal Value @ 13.0x 2002P Net Income                                                                                    1,523.3
                                              -------------------------------------------------------------------------------------
     Total                                       ($1,252.7)     $69.3          $119.8          $72.4           $86.0      $1,617.0
                                              =====================================================================================
-----------------------------------------------------------
INTERNAL RATE OF RETURN                               10.5%
-----------------------------------------------------------

$12.00 OFFER PRICE                                                             Fiscal Years Ended December,
------------------                                       --------------------------------------------------------------------------
                                                                1998           1999            2000            2001         2002
                                                             ----------      ---------      ----------      ---------     ---------
Total Acquisition Cost                           ($1,503.3)

Almond Free Cash Flow(a)                                         69.3           119.8           72.4            86.0          93.7
Terminal Value @ 13.0x 2002P Net Income                                                                                    1,523.3
                                              -------------------------------------------------------------------------------------
     Total                                       ($1,503.3)     $69.3          $119.8          $72.4           $86.0      $1,617.0
                                              =====================================================================================
-----------------------------------------------------------
INTERNAL RATE OF RETURN                                6.1%
-----------------------------------------------------------

$14.00 OFFER PRICE                                                             Fiscal Years Ended December,
------------------                                       --------------------------------------------------------------------------
                                                                1998           1999            2000            2001         2002
                                                             ----------      ---------      ----------      ---------     ---------
Total Acquisition Cost                           ($1,753.8)

Almond Free Cash Flow(a)                                         69.3           119.8           72.4            86.0          93.7
Terminal Value @ 13.0x 2002P Net Income                                                                                    1,523.3
                                              -------------------------------------------------------------------------------------
     Total                                       ($1,753.8)     $69.3          $119.8          $72.4           $86.0      $1,617.0
                                              =====================================================================================
-----------------------------------------------------------
INTERNAL RATE OF RETURN                                2.5%
-----------------------------------------------------------

----------------------
(a) Per Sensitivity Case, which includes adjustments to management's Base Case, through 1999 and projected by Lehman Brothers from 2000 - 2002.

LEHMAN BROTHERS

PRICE VERSUS VALUE                                                        DRAFT
================================================================================

For the reasons described below there may be a significant difference between the PRICE that Falcon may wish to propose (if invited to make a proposal) for the shares of Almond it does not already own versus the value previously indicated. This is due to a number of important considerations:

- Falcon already owns 42.2% of Almond stock, significantly reducing the rationale for paying a large strategic premium.

- In recent discussions between equity research analysts and Almond management have significantly increased the Almond stock price in recent weeks based on plans we believe to be optimistic. Accordingly, a substantial - but we believe unsupported - premium is already in the stock price.

-        Other significant issues:

         -        Level of future financial support from Falcon, and

         - Business prospects for certain businesses that are less optimistic than equity analysts and investing public perceive.




LEHMAN BROTHERS                                                         13

ALMOND STOCK PRICE CONSIDERATIONS                                        DRAFT
================================================================================

Almond's stock price has increased approximately 20% over the past eight weeks as IBM announced significant new demand for CMOS mainframes and Almond management held meetings with equity analysts who subsequently published favorable comments about the Company's long-term prospects.

                              [PERFORMANCE GRAPH]

 Date           Volume          Price
---------------------------------------
04/16/97          58200          8.875
04/17/97         221200          8.750
04/18/97         235200          9.000
04/21/97         204100          8.938
04/22/97         110500          8.813
04/23/97         129600          8.688
04/24/97         345000          8.500
04/25/97         118100          8.313
04/28/97         139900          8.500
04/29/97         311800          8.626
04/30/97         107100          8.563
05/01/97         543500          9.000
05/02/97         361900          9.250
05/05/97         413400          9.313
05/06/97         271100          8.875
05/07/97          76900          8.938
05/08/97         269000          8.813
05/09/97         266000          8.625
05/12/97         341100          8.875
05/13/97         343500          8.500
05/14/97         185000          8.438
05/15/97         146800          8.500
05/16/97         154700          8.313
05/19/97         157200          8.438
05/20/97         252600          8.500
05/21/97         427500          8.500
05/22/97         274200          8.438
05/23/97        1237600          8.688
05/27/97         634100          8.375
05/28/97         501000          8.750
05/29/97         860800          9.125
05/30/97         756800         10.000
06/02/97         392600         10.063
06/03/97         502600         10.313
06/04/97         318600          9.750
06/05/97         212500         10.000
06/06/97         250200         10.000
06/09/97         322400         10.063
06/10/97         281000          9.813
06/11/97         161600         10.000
06/12/97         127300         10.000
06/13/97         177800         10.063
06/16/97         122300         10.000
06/17/97         231000          9.688
06/18/97         136000          9.625
06/19/97         196800          9.813
06/20/97         367600          9.813
06/23/97         101200          9.438
06/24/97         408600          9.313
06/25/97         307300          9.000
06/26/97         293400          8.750
06/27/97         198200          8.938
06/30/97         215900          8.813
07/01/97         153200          8.938
07/02/97         456400          9.875
07/03/97         318000         10.063
07/07/97         298300          9.500
07/08/97         379100          9.750
07/09/97         298500          9.563
07/10/97         223500          9.625
07/11/97         380300          9.813
07/14/97         606900         10.250
07/14/97         606900         10.250
07/15/97         544500         10.375
07/16/97         251600         10.375
07/17/97         208200         10.250
07/18/97         304600         10.000
07/21/97         525500          9.813
07/22/97         344800         10.250

LEHMAN BROTHERS                                                              14

PREMIA PAID BY SIGNIFICANT SHAREHOLDERS                                   DRAFT
================================================================================


In transactions where a significant shareholder purchased the remainder of a company for cash, the premium paid varies, but is normally lower for the larger companies (such as GEICO or LIN Broadcasting).

($ in millions)

                                                                                        PREMIUM/(DISCOUNT)
                                               TOTAL                                         TO MARKET
                                            TRANSACTION       % OWNED           ---------------------------------------
ACQUIROR/ACQUIREE (ANNOUNCEMENT DATE)          VALUE       PRE-TRANSACTION      1 DAY           1 WEEK          30 DAYS
-------------------------------------       -----------    ---------------      -----           ------          -------
             CASH

Monsanto / Calgene (1/28/97)                 $  243             56.3%           62.0%           60.0%           60.0%
Pakhoed Holding / Univar (6/3/96)            $  332             28.0%           57.2%           21.5%           58.8%
Novartis / SyStemix (5/27/96)                $  108             73.2%            4.7%           69.6%           59.2%
Hyundai Electronics / Maxtor (10/26/95)      $  223             37.0%           42.9%           64.9%           44.9%
Berkshire Hathaway / GEICO (8/25/95)         $2,347             51.0%           25.6%           23.1%           25.3%
COBE Laboratories (Gambro AB) / REN
  Corp-USA (7/14/95)                         $  178             53.0%           27.0%           20.3%           26.0%
McCaw Cellular (AT&T) / LIN Broadcasting
  (4/7/95)                                   $3,323             52.0%           18.2%           19.7%           19.7%
Club Mediterranee / Club Med (4/5/95)        $  153             67.0%           41.4%           39.9%           44.6%
Conseco / CCP Insurance (2/27/95)            $  274             48.0%           20.0%           30.1%           23.2%
AmeriGas / Petrolane (QFB Partners)
  (9/14/94)                                  $  110             34.8%           48.8%           50.6%           45.5%
Southland Royalty / Permian Basin Royalty
  Trust (8/12/93)                            $  151             33.0%           25.2%           25.2%           29.3%
                                                        ----------------------------------------------------------------
                                                         MEAN                   29.3%           32.3%           33.7%
                                                         MEDIAN                 25.6%           25.2%           29.1%
                                                        ----------------------------------------------------------------

     STOCK AND COMBINATION

Safeway / Vons Cos (10/30/96)                $2,252             34.5%           26.8%           21.5%           25.7%
Arcadian Corp / Arcadian Partners LP
  (1/18/95)                                  $  428             45.0%           17.2%           21.5%           26.1%
Burlington Northern / Santa Fe Pacific
  (6/29/94)                                  $3,748             36.6%           46.0%           36.0%           25.8%
Rust International / Brand Cos (11/13/92)    $  185             56.0%            4.9%           13.6%            4.9%
American Maize-Products / American
  Fructose (9/9/92)                          $  130             44.1%           21.4%           23.6%           29.1%
Leucadia National / PHLCORP (8/17/92)        $  140             63.1%           12.1%           15.2%           28.9%
                                                        ----------------------------------------------------------------
                                                         MEAN                   21.4%           21.9%           23.4%
                                                         MEDIAN                 19.3%           21.5%           26.0%
                                                        ----------------------------------------------------------------



LEHMAN BROTHERS                                                              15

RECENT PREMIA FOR COMPUTER INDUSTRY TRANSACTIONS                         DRAFT
================================================================================


The premium paid in the computer industry varies, depending primarily upon the health of the target company.


($ in millions)
                                                                                               PREMIUM/(DISCOUNT)
                                                                     TOTAL                           TO MARKET
                                                                  TRANSACTION    ----------------------------------------------
        ACQUIROR / ACQUIREE (ANNOUNCEMENT DATE)                      VALUE           1 DAY           1 WEEK          30 DAYS
----------------------------------------------------------        -----------    -------------   --------------   -------------
                        CASH

Welsh, Carson, Anderson & Stowe / Control Data Systems (7/9/97)        $274          29.1%            45.9%           36.1%
Gateway 2000 / Advanced Logic Research (6/19/97)                       $193          29.2%            30.5%           36.3%
Samsung Electronics / AST Research (1/30/97)                           $313          16.8%             8.0%           25.2%
Piedmont International / Ing C Olivetti - PC Business (1/20/97)        $174            NA               NA              NA
Samsung Electronics / AST Research (6/28/96)                           $439           5.6%            (2.6%)          (5.1%)
Samsung Electronics / AST Research (2/9/95)                            $938          40.7%            39.5%           56.3%
DEC / Mannesmann Kienzle GmbH (Mannesmann AG) (12/19/90)               $350            NA               NA              NA
Fujitsu / International Computers (STC Plc) (7/19/90)                $1,762            NA               NA              NA
                                                        -------------------------------------------------------------------
                                                        MEAN                         24.2%            24.3%           29.8%
                                                        MEDIAN                       29.1%            30.5%           36.1%
                                                        -------------------------------------------------------------------

                STOCK AND COMBINATION

Compaq Computer Corporation / Tandem Computers (6/23/97)             $2,709          49.5%            52.0%           52.0%
Silicon Graphics / Cray Research (2/26/96)                             $740          12.9%            15.2%           14.6%
Hewlett-Packard / Convex Computer (9/21/95)                            $116          (5.8%)           (5.8%)          (5.8%)
Siemens Nixdorf / Pyramid Technology (1/9/95)                          $257          20.8%            23.1%           48.0%
Bull HN Information Systems / Wang Laboratories (9/19/94)              $155            NA               NA              NA
American Telephone & Telegraph / NCR Corporation (12/2/90)           $7,375         128.9%*          134.4%*         108.5%*
                                                        -------------------------------------------------------------------
                                                        MEAN                         19.3%            21.1%           27.2%
                                                        MEDIAN                       16.8%            19.1%           31.3%
                                                        -------------------------------------------------------------------
                                                        * Excluded from mean and median.



LEHMAN BROTHERS                                                               16

RECENT PREMIA FOR OTHER TECHNOLOGY TRANSACTIONS                           DRAFT
================================================================================


The premium recently announced for the cash acquisition of Zilog is also relevant, as Zilog and Almond are both technology companies with very comparable business prospects.

($ in millions)                                                                      PREMIUM / (DISCOUNT)
                                                                    TOTAL                 TO MARKET
                                                                 TRANSACTION       -----------------------
        ACQUIROR / ACQUIREE (ANNOUNCEMENT DATE)                     VALUE          1 DAY   1 WEEK  30 DAYS
------------------------------------------------------------    --------------     -----   ------  -------
                        CASH

Texas Pacific Group / Zilog (7/21/97)                                     $527     11.7%    18.3%    17.0%
Lucent Technologies / Octel Communications (7/17/97)                    $1,625     15.9%    37.4%    41.3%
Computer Associates Int'l / Cheyenne Software (10/07/96)                $1,248     32.6%    34.8%    30.5%
IBM / Tivoli Systems (1/31/96)                                            $710     25.8%    25.0%    41.8%
Compaq Computer / NetWorth (Ungermann-Bass) (11/06/95)                    $372     21.7%    48.7%   111.3%*
                                                                -------------------------------------------
                                                                MEAN               21.5%    32.8%    32.6%
                                                                MEDIAN             21.7%    34.8%    35.9%
                                                                -------------------------------------------
                                                                *Excluded from mean and median calculation.

                STOCK AND COMBINATION

Northrop Grumman / Logicon (5/5/97)                                       $750     28.8%    35.1%    48.6%
Rational Software / Pure Atria Corp. (04/07/97)                           $901     18.5%    23.3%    23.8%
3Com Corp. / US Robotics (2/26/97)                                      $6,511     11.4%    13.2%     0.4%
Applied Magnetics / Read-Rite (2/24/97)                                 $1,856     33.1%    38.3%    33.4%
Axime / Sligos (Credit Lyonnais) (10/28/96)                               $773     15.6%    17.6%    45.8%
Cadence Design Systems / Cooper & Chyan Technology (10/28/96)             $475      2.5%     1.7%    31.8%
Computer Sciences / Continuum (4/29/96)                                 $1,622     36.0%    35.6%    45.2%
FORE Systems / Alantec (12/14/95)                                         $717     20.6%    23.4%    44.9%
Seagate Technology / Conner Peripherals (9/20/95)                       $1,116     23.7%    30.5%    56.1%
                                                                -------------------------------------------
                                                                MEAN               21.1%    24.3%    36.7%
                                                                MEDIAN             20.6%    23.4%    44.9%
                                                                -------------------------------------------

LEHMAN BROTHERS                                                              17

PRICE PROPOSAL                                                           DRAFT
================================================================================



Lehman Brothers suggests that Falcon consider submitting a proposal to purchase the remaining stake of Almond it does not already own for a price of market plus $0.50 per share or $11.00 per share.


                                                      OFFER PRICE
                                                 --------------------
                                                 $   10.50  $   11.00
                                                 ---------  ---------
          PREMIUM TO:

          Stock Price on 7/22/97                      2.4%       7.3%

          Director Resignation Date (6/29/97)        17.5%      23.1%

          Stock Price on 5/28/97                     20.0%      25.7%

          30-Day Average Price                        8.1%      13.2%

          60-Day Average Price                       12.2%      17.5%

          90-Day Average Price                       12.9%      18.3%








LEHMAN BROTHERS                                                               18

NEGOTIATION STRATEGY                                                     DRAFT
================================================================================



- Several important factors should be considered in preparing Falcon's negotiating strategy

         -        Almond's financial plan is optimistic; and

         - Given the interdependencies and allocation issues, valuing the business units separately is not realistic.

-        Tone of offer and negotiations should be positive:

         -        Ability to grow Almond faster and profitably.

         -        Strengthen customer relationships and confidence in Almond.

         - Should be careful during negotiations not to directly criticize Company / management performance.

         - Keep top management enthusiastic about the potential transaction.














LEHMAN BROTHERS                                                               19

EMPLOYEE COMMUNICATION STRATEGY                                          DRAFT
================================================================================


Immediately after a transaction is announced, Falcon should quickly demonstrate its concern for Almond employees through a series of important actions:

- Should indicate its desire to have an immediate meeting in Sunnyvale (and via videoconference) with all employees after any transaction announcement.

         - Communicate Falcon's long range plan for / commitment to Almond.

         -        Minimize any defections of quality employees.

- Address appropriate way to replace existing employee stock option plans, other benefits.

- Implement regular employee "merger update" newsletter and employee "merger hotline".

         -        Answer questions.

         -        Address employee concerns anonymously.

- Meet with critical employees in small groups or on a "one-on-one" basis.




















LEHMAN BROTHERS                                                               20

MANAGEMENT RETENTION STRATEGY                                             DRAFT
================================================================================

Falcon should also implement a comprehensive management retention strategy. Such as strategy would include:

-        Identification pre-announcement of who Falcon most wants to retain.

- One-on-one meetings with key employees immediately after transaction announcement to assure desire to retain them and gauge their commitment to stay "on board".

         -        Stress growing the company and building a stronger business.

         - Should communicate clearly what life as a member of the "Falcon family" will be like (e.g. level of autonomy, decision-making process).

         - Should clearly outline Falcon's desire for key people to stay and why they should.

- Special long-term incentive plans for selected managers and key employees.

         - Could include a voluntary roll-over of existing stock option and other incentive plans into a new long-term incentive plan.

         - May wish to hire an employee benefits consultant (e.g. Hays, Towers Perrin) to assist with devising appropriate incentives.

- Should be announced and implemented as quickly as possible to minimize uncertainty and potential defections.

- Should be in place at closing to secure releases of rights under existing option and benefit plans.















LEHMAN BROTHERS                                                               21

CUSTOMER STRATEGY                                                        DRAFT
================================================================================


A customer stabilization strategy should address all customers as well as key customers:

All Customers
-------------

-        Should receive letter shortly after announcement from Almond / Falcon.

         -        Emphasize strong Falcon commitment to enterprise servers,

         -        Falcon financial stability, and

         -        Other customer benefits of transaction.

Key Customers
-------------

-        Phone calls day of announcement by senior Almond / Falcon management.

-        Follow-up with video conferences / visits.






















LEHMAN BROTHERS                                                               22

STRATEGY WITH THE PUBLIC / PRESS / GOVERNMENT                             DRAFT
================================================================================


Falcon should work closely between now and the potential announcement date with Sitrick & Co. to put together a comprehensive strategy for assuring the various (but important) outside stakeholders of Almond that the transaction is a natural extension of the current Falcon / Almond partnership and appropriately addressing any relevant issues.

Public / Press (as appropriate under direction of MF)
-----------------------------------------------------

-        Joint press conference with Almond immediately after announcement

-        List of phone calls to be made to key journalists by PR firm

Government
----------

-        Appropriate California state officials

- Preparation of Exon-Florio and Hart Scott Rodino filings - MF to discuss with appropriate people on CFIUS and at the FTC and Department of Justice

-        Contact appropriate US and state officials to provide information















LEHMAN BROTHERS                                                               23